UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 27, 2013

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Finisar Corporation (the “Company”) is a nominal defendant in several shareholder derivative actions which have been consolidated into two cases currently pending in federal and state courts in California. The Company reported in its Annual Report on Form 10‑K, filed on June 24, 2013, that the parties had reached an agreement in principle for a settlement that would cover all of these cases.
On June 27, 2013, the parties, through their respective counsel, executed a stipulation of settlement and related documents formalizing the settlement agreement.  The settlement agreement remains subject to approval by the United States District Court for the Northern District of California.  If the settlement and plaintiff's proposed fee award are approved by the Court, the Company will be entitled to receive payments totaling $12.5 million from its insurance carriers and $250,000 from certain individual defendants and will be obligated to make a payment of $6.3 million to plaintiffs' counsel.  In addition, under the terms of the settlement, the insurers will release any rights to recoup approximately $3.0 million previously advanced for defense costs.  The Company cannot predict whether Court approval will be obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 27, 2013
Finisar Corporation

By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel

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